Exhibit for 77Q 2

During the period, multiple late Form 4s were filed on behalf of Ronald McAlister, a former Section 16 officer of the Registrant, relating to various purchases and sales of shares of the Registrant. During the period, one late Form
4 was filed on behalf of Scott Hall, a Section 16 officer of the Registrant, relating to a sale of shares of the Registrant.